UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT 0F 1934.
                                    COMMISSION FILE NUMBER  33-49169

               CAPITAL AUTO RECEIVABLES ASSET TRUST 1992-1
----------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                      One First National Plaza
           Suite 0126, Chicago, Il 60670 (312-732-4000)
----------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    3.73% Asset Backed Notes, Class A-1
                 Floating Rate Asset Backed Notes, Class A-2
                    5.75% Asset Backed Notes, Class A-3
----------------------------------------------------------------------
         (Title of each class of securities covered by this Form)

                6.20% Asset Backed Certificates, Class B
----------------------------------------------------------------------
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   / /          Rule 12h-3(b)(1)(i)   / /
        Rule 12g-4(a)(1)(ii)  / /          Rule 12h-3(b)(1)(ii)  / /
        Rule 12g-4(a)(2)(i)   / /          Rule 12h-3(b)(2)(i)   / /
        Rule 12g-4(a)(2)(ii)  / /          Rule 12h-3(b)(2)(ii)  / /
                                           Rule 15d-6            /X/

   Approximate number of holders of record as of the certification or
notice date:   0
             ------

   Pursuant to the requirements of the Securities Exchange Act of 1934, CAPITAL AUTO RECEIVABLES ASSET TRUST 1992-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
                            CAPITAL AUTO RECEIVBABLES ASSET TRUST 1992-1
                            By: GMAC, as Agent

Date: March 15, 1996        s/    Gerald E. Gross
                            ----------------------------
                            Gerald E. Gross, Comptroller


GENERAL MOTORS ACCEPTANCE CORPORATION
3044 WEST GRAND BOULEVARD
DETROIT, MICHIGAN  48202





							March 15, 1996




Securities and Exchange Commission
450 5th Street, N.W.
Attention:  Filing Desk
Stop 1-4
Washington,D.C.  20549-1004

SUBJECT:  FORM 15, Suspension of Duty to File
	    Reports for CAPITAL AUTO RECEIVABLES ASSET TRUST 1992-1
	    -------------------------------------------------------



Dear Sirs:

Enclosed is an electronic transmission of the above Form 15 requesting the suspension of duty to file future reports for the CAPITAL AUTO RECEIVABLES ASSET TRUST 1992-1 (the "Issuer") with the Commission under
Section 13 and 15(d) of the Securities Exchange Act of 1934.






                                 							Very truly yours,


	                                 						s/	Gerald E. Gross
                                 							----------------------------
                                 							Gerald E. Gross, Comptroller